Exhibit 10.1

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, New York 10005	BANC OF AMERICA BRIDGE LLC One Bryant Park New York, New York 10036

DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BANC OF AMERICA SECURITIES LLC One Bryant Park New York, New York 10036

September 12, 2010

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Attention: Keith Wilson

Project Indigo

$420.0 million Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS” and, together with Banc of America Bridge, “Bank of America”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and, together with Banc of America Bridge, the “Committing Parties”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBCI, “DB” and, together with Bank of America, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1.	Commitments.

In connection with the foregoing, (i) Banc of America Bridge is pleased to advise you of its commitment to provide 50.0% of the principal amount of the Senior Bridge Facility and (ii) DBCI is pleased to advise you of its commitment to provide 50.0% of the principal amount of the Senior Bridge Facility, in each case subject only to the satisfaction of the conditions set forth in Section 5 of this commitment letter (such commitment letter, including the exhibits and annexes attached hereto, this “Commitment Letter”) and in Exhibit C hereto. Exhibit B (the “Senior Bridge Facility Term Sheet”) and Exhibit C hereto shall be referred to herein as the “Term Sheets.”

Each Committing Party’s commitment hereunder shall be several and not joint.

2.	Titles and Roles.

You hereby appoint (a) BAS and DBSI to act, and each of BAS and DBSI hereby agrees to act, as joint book running managers and joint lead arrangers for the Senior Bridge Facility (in such capacity, the “Joint Lead Arrangers”) and (b) one of the Agents (as determined by the Agents) to act, and such Agent hereby agrees to act, as sole administrative agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth in Section 5 and Exhibit C hereto. Each of BAS, DBSI and such other Agents will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

It is agreed that DB will have “left” placement and Bank of America will have second placement in any and all marketing materials or other documentation used in connection with the Senior Bridge Facility and DB shall hold the leading role and responsibilities conventionally associated with such “left” placement.

In connection with the syndication of the Senior Bridge Facility, at the Joint Lead Arrangers’ option, Banc of America Bridge, BAS, DBCI, DBSI and/or one or more affiliates thereof may also be designated as “Syndication Agent,” “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Joint Lead Arrangers. You agree that, except as contemplated above and in the following proviso, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Bridge Facility unless you and we shall so agree; provided that you may appoint other agents, co-agents or arrangers in connection with the Senior Bridge Facility and allocate up to 20% of the total commitments hereunder to such agents, co-agents or arrangers; provided, further, that (i) any such agent, co-agent or arranger shall become a party to this Commitment Letter within two weeks after the date hereof and (ii) you shall not award any title of joint book-running manager or joint lead arranger to any such agent, co-agent or arranger.

3.	Syndication; Clear Market.

We reserve the right, prior to and/or within 90 days after the execution of definitive documentation for the Senior Bridge Facility (the “Senior Bridge Loan Documents”), to syndicate all or a portion of our commitments with respect to the Senior Bridge Facility to a group of banks, financial institutions and other lenders (together with Banc of America Bridge and DBCI, the “Bridge Lenders”) identified by us in consultation with you pursuant to a syndication to be managed exclusively by the Joint Lead Arrangers (which syndication shall not reduce the commitments of the Committing Parties hereunder, except as provided for in Section 10); provided that we may not syndicate any commitments with respect to the Senior Bridge Facility to those entities (the “Disqualified Lenders”) previously identified to us by you in writing prior to the date hereof. All aspects of the syndication of the Senior Bridge Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated through) the Joint Lead Arrangers in consultation with you.

We intend to commence our syndication efforts with respect to the Senior Bridge Facility promptly upon your execution and delivery to us of this Commitment Letter, and you agree actively to assist us in achieving a syndication of the Senior Bridge Facility that is reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your and the Acquired Business’ existing lending relationships, (b) direct contact between your officers and advisors (and your using commercially reasonable efforts to cause direct contact between officers and advisors of the Acquired Business) on the one hand and the proposed Bridge Lenders on the other hand at one or more meetings of prospective Bridge Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a customary confidential information memorandum for the Senior Bridge Facility and other materials to be used in connection with the syndication of the Senior Bridge Facility (collectively, the “Information Materials”) for delivery to potential syndicate members and participants within 20 days after the date hereof, including, without limitation, estimates, forecasts, projections, other forward-looking financial information regarding the future performance of you and your subsidiaries (including the Acquired Business) (collectively, the “Projections”) and the following selected financial information for the Acquired Business, on a consolidated basis and a segmented basis (to the extent such segmented information is available), for the last three fiscal years of the Acquired Business: revenue, net income, EBITDA (adjusted as appropriate), capital expenditures and cash flows from operations (and, if such selected financial information is not already publicly disclosed, you shall make public disclosure of such information not later than the time such information is first released in the Information Materials), (d) the hosting, with the Joint Lead Arrangers, of one or more meetings with prospective Bridge Lenders at times and locations reasonably acceptable to you, and (e) your using commercially reasonable efforts to obtain, as promptly as reasonably practicable after the date hereof, ratings for the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate rating and a public corporate family rating of the Borrower from S&P and Moody’s, respectively.

Notwithstanding anything to the contrary in this Commitment Letter, neither completion of the syndication of the Senior Bridge Facility nor the obtaining or maintaining of any ratings referred to in the preceding paragraph (following your use of commercially reasonable efforts to obtain such ratings) is a condition to the commitments hereunder.

You further agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Senior Bridge Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, your subsidiaries or the Acquired Business or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). You agree that each document to be disseminated by an Agent to any Bridge Lender in connection with the Senior Bridge Facility will, at the request of the Joint Lead Arrangers, be identified by you as either (i) containing Private Lender Information (such Bridge Lenders who receive Private Lender Information, “Private Lenders” and all other Bridge Lenders, “Public Lenders”) or (ii) containing solely Public Lender

Information. In addition, at our request, you shall identify Public Lender Information by clearly and conspicuously marking the same as “PUBLIC”. Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Private Lender Information and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Lender Information and confirming the absence of Private Lender Information therefrom. In addition, you agree that the Joint Lead Arrangers on your behalf may distribute the following documents to all prospective Bridge Lenders, unless you advise the Joint Lead Arrangers in writing (including by email) promptly prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Bridge Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Bridge Facility and (c) other materials intended for prospective Bridge Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Joint Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain Private Lender Information.

You hereby agree that prior to the successful syndication of the Senior Bridge Facility (as determined by the Joint Lead Arrangers), you or anyone on your behalf shall not announce, offer, place or arrange of any debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt, but excluding the Senior Notes or other debt securities offered through the Joint Lead Arrangers or their affiliates, the Senior Bridge Facility and Excluded Financings, as defined below) by or on behalf of you or any of your subsidiaries (including the Acquired Business). For purposes of this Commitment Letter and the Term Sheets, “Excluded Financings” means any announcement, offer, placement, arrangement of any debt securities or commercial bank or other credit facilities, or refinancing or renewal of debt, by you (including your subsidiaries) (a) for purposes of financing the purchase, development and construction of your headquarters building and related real and personal property, (b) involving the incurrence of debt pursuant to capital leases, vendor financings, borrowings under your existing revolving credit facility and other ordinary course incurrence of debt (other than incremental term loans) permitted by the Existing Credit Agreement (as defined below) or (c) permitted to be incurred by the Acquired Business under the Acquisition Agreement as in effect on the date hereof; provided that the foregoing restriction shall terminate upon the earlier to occur of (x) the Closing Date, if the Acquisition shall have been funded with the proceeds of the Senior Notes or (y) 90 days after the execution of the Senior Bridge Loan Documents.

4.	Information.

You represent, warrant and covenant that (with respect to Information and Projections (each as defined below) relating to the Acquired Business, to your knowledge) (a)(i) all written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections) and (ii) all other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections) (such written information and other information being referred to herein collectively as the “Information”) as of the time it was (or hereafter is) furnished, does not and will not contain any untrue statement of a material fact or omit as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made, and (b) the Projections that have been or will be made available to the Joint Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time such Projections are made available to the Joint Lead Arrangers, it being recognized by the Bridge Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ materially from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if, at any time prior to the earlier of (i) the successful syndication of the Senior Bridge Facility (as determined by the Joint Lead Arrangers) and (ii) 90 days after the Closing Date, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. You understand that, in arranging and syndicating the Senior Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Conditions Precedent.

Each Committing Party’s commitment hereunder, and each Agent’s agreement to perform the services described herein, are subject to (a) there not occurring any change or condition that would constitute a Material Adverse Effect (as defined below) since December 31, 2009, (b) you and the Acquired Business having fully cooperated with the Joint Lead Arrangers in the syndication of the Senior Bridge Facility and the sale of the Senior Notes, including, without limitation, by promptly providing the Joint Lead Arrangers with all information reasonably deemed necessary by it to successfully complete such syndication or sale, (c) all Acquisition Agreement Representations and Specified Representations (as each such term is defined below) being true and correct in all material respects on and as of the date of the borrowing of the Senior Bridge Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (d) satisfaction of the conditions set forth in Exhibit C hereto. For the purposes of this paragraph, “Material Adverse Effect” shall mean any event, change, occurrence, effect or state of facts that has had, or would reasonably be expected to have, any adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities or results of operations of the Acquired Business, taken as a whole, that is, individually or in the aggregate, material, excluding any changes or effects resulting directly or indirectly from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, except if such changes disproportionately affect (in a manner that is material and adverse) the Acquired Business, taken as a whole, as compared to other similarly situated entities engaged in the industries in which the Acquired Business, taken as a whole, operates, (ii) terrorism, war or the outbreak of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of the Acquisition Agreement, except if such acts disproportionately affect (in a manner that is adverse) the Acquired Business, taken as a whole, as compared to other similarly situated entities engaged in the industries in which the Acquired Business, taken as a whole, operates, (iii) changes in conditions generally applicable to the industries in which the Acquired Business operates, except if such changes disproportionately affect (in a manner that is adverse) the Acquired Business, taken as a whole, as compared to other similarly situated entities engaged in the industries in which the Acquired Business, taken as a whole, operates, (iv) changes in the Law (as defined in the Acquisition Agreement) or accounting regulations or principles or interpretations thereof, except if such changes disproportionately affect (in a manner that is adverse) the Acquired Business, taken as a whole, as compared to other similarly situated entities engaged in the industries in which the Acquired Business, taken as a whole, operates, (v) any changes in regulatory requirements imposed by the U.S. Federal Communications Commission or any State PUC (as defined in the Acquisition Agreement) or otherwise, except if such changes disproportionately affect (in a manner that is adverse) the Acquired Business, taken as a whole, as compared to other similarly situated entities engaged in the industries in which the Acquired Business, taken as a whole, operates, (vi) any failure by the Acquired Business to meet any internal or published projections, forecasts or revenue or earnings predictions (except that any event, change, occurrence, effect or state of facts that may be the cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred (to the extent not otherwise covered in clauses (i) through (v) or (vii) through (ix))), (vii) changes as a result of any action consented to in writing by you, (viii) the anticipated default under the Credit Facility (as defined in the Acquisition Agreement) disclosed in the first paragraph of Section 4.12(a)(iii) of the Disclosure Letter (as defined in the Acquisition Agreement) or any other matter that is set forth in the Disclosure Letter as of the date of the Acquisition Agreement to the extent that the nature of such disclosure is such that it is reasonably apparent from the text and context of such disclosure that it applies as an exception to “Material Adverse Effect” and the possible effect of such matter is, as of the date of the Acquisition Agreement, reasonably apparent or (ix) the execution or announcement of the Acquisition Agreement or the taking of any action contemplated or required by the Acquisition Agreement or the consummation of the transactions contemplated thereby.

Notwithstanding anything set forth in this Commitment Letter (including the exhibits and annexes attached hereto), the Term Sheets, the Fee Letter or the Senior Bridge Loan Documents, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations which shall be a condition to availability of the Senior Bridge Facility on the Closing Date shall be (x) such of the representations made by (or relating to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Bridge Lenders, but only to the extent that you have the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations and (ii) the terms of the Senior Bridge Loan Documents shall be in a form such that they do not impair the availability of the Senior Bridge Facility on the Closing Date if the conditions set forth in Section 5 and Exhibit C hereto are satisfied (it being understood that to the extent any Collateral referred to in the Senior Bridge Facility Term Sheet may not be perfected by the filing of a UCC financing statement or taking possession of a stock certificate, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Bridge Facility on the Closing Date but, instead, may be accomplished within a period after the Closing Date as shall have been agreed with the Joint Lead Arrangers (but in no event later than 90 days after the Closing Date); provided that you shall have no obligation to certificate capital stock that is permitted by applicable law or charter to be uncertificated and has not heretofore been certificated). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to legal existence, corporate power and authority, the due authorization, execution, delivery, validity and enforceability of the Senior Bridge Loan Documents, no conflicts with or violations of material debt agreements, applicable law and organizational documents, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, compliance with laws, solvency as of the Closing Date (after giving effect to the Transaction) of the Borrower and its subsidiaries on a consolidated basis and, subject to the last parenthetical appearing in the preceding sentence, the creation, validity, perfection and priority of the security interests in the Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions.”

6.	Fees.

As consideration for each Committing Party’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay to each Committing Party and each Agent the fees to which such Committing Party and Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Senior Bridge Facility (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Senior Bridge Loan Documents, you hereby agree that all reasonable fees and expenses of one counsel to the Joint Lead Arrangers and Administrative Agent (and if reasonably necessary, one regulatory counsel and/or one local counsel in any relevant jurisdiction and if, in the reasonable opinion of a Joint Lead Arranger or the Administrative Agent, representation of the Joint Lead Arrangers and the Administrative Agent by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, additional counsel for such affected Joint Lead Arranger or the Administrative Agent) incurred in connection with the Senior Bridge Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Senior Bridge Loan Documents (including in connection with our due diligence and syndication efforts) shall be for your account only if the Closing Date occurs and the Senior Bridge Loan Documents are executed.

You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) with respect to the Senior Bridge Facility (each, a “Co-Agent”), each Bridge Lender (including, in any event, Banc of America Bridge and DBCI) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction

(including the Senior Bridge Facility or any use made or proposed to be made with the proceeds thereof), this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Indemnified Person for any reasonable legal (including the reasonable fees and expenses of one counsel to the Indemnified Persons, and if reasonably necessary, one regulatory counsel and/or one local counsel in any relevant jurisdiction and if, in the reasonable opinion of an Indemnified Person, representation of all Indemnified Persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, additional counsel for such affected Joint Lead Arranger or the Administrative Agent) or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates, equity holders or creditors); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or the Fee Letter in the absence of gross negligence, willful misconduct or bad faith on the part of such Agent or other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged or awarded as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each of the Agents reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each of the Agents may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, you, your subsidiaries, the Acquired Business (and your and its respective affiliates), or any of the matters contemplated hereby (provided that such affiliates are informed of the confidential nature of such information) and (ii) each of the Agents and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will, however, not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Senior Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Agents, on the other hand, (ii) the Agents have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) each of the Agents has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Agents have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Agents has advised or is currently advising you or your affiliates on other matters) and the Agents have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and the Agents have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Agents or their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty on behalf of or in right of you, including your stockholders, employees or creditors, in connection with any aspect of any transaction contemplated by this Commitment Letter.

You further acknowledge that each of BAS and DBSI is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of BAS, DBSI or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your subsidiaries and other companies with which you, the Acquired Business or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by BAS, DBSI, any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates’, officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis or (b) as otherwise required by applicable law or regulation (including the federal securities laws and rules and regulations of the Securities and Exchange Commission thereunder) or compulsory legal process or as requested by a governmental authority or in connection with any legal, judicial or administrative proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that, notwithstanding the foregoing, you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) (i) in a report or registration statement filed with the Securities and Exchange Commission (including as an exhibit filed pursuant thereto) or in an offering document used by the Company in an unregistered securities offering if, in your judgment, such disclosure is required by the federal securities laws or the rules and regulations of the Securities and Exchange Commission thereunder, (ii) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the “market flex” provisions of the Fee Letter (subject to redactions satisfactory to the Agents) to such persons), (iii) in any prospectus or other offering memorandum relating to the Senior Notes or to other debt securities offered through the Joint Lead Arrangers or their affiliates, (iv) to any rating agencies and (v) to assignees or participants or potential assignees or participants of our obligations under this Commitment Letter or the Senior Bridge Loan Documents.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any governmental or regulatory authority or self-regulatory body having or claiming jurisdiction or authority over the Agents or any of their respective affiliates or their businesses, (c) to the extent that such information becomes publicly available other than by reason of breach of the terms hereof by the Agents or any of their respective affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Bridge Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), or (h) for purposes of establishing a “due diligence” defense. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Bridge Loan Documents upon the funding of the Senior Bridge Facility.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Bridge Lenders; provided that no Agent shall be released from the portion of its commitment hereunder so assigned except (a) where such assignee was approved by you in writing or (b) to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date. Unless you otherwise agree in writing, each Committing Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Bridge Facility including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. You acknowledge that information and documents relating to the Senior Bridge Facility may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that no Agent shall be liable for any damages arising from the use by others of information or documents transmitted in such manner. The Agents may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of the Agents. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts located within New York County; provided, however, that any Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to titles and roles, confidentiality, clear market, the syndication of the Senior Bridge Facility and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive documentation relating to the Senior Bridge Facility upon the funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), such Agent is required to obtain, verify and record information that identifies the Borrower and any other borrowers or guarantors under the Senior Bridge Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers or guarantors that will allow such Agent to identify the Borrower and such other borrowers or guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Bridge Lender.

16.	Termination and Acceptance.

Each Agent’s commitments with respect to the Senior Bridge Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on March 12, 2011, unless on or prior to such time the Transaction has been consummated, (ii) the date of the issuance of the Senior Notes (in escrow or otherwise) in a minimum aggregate principal amount of $420.0 million in lieu of a borrowing under the Senior Bridge Facility, (iii) unless the Acquisition Agreement is not terminated in connection therewith, the acceptance by the Acquired Business or any of their affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business other than as part of the Transaction or (iv) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions).

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 13, 2010. The commitments of each Agent hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANC OF AMERICA BRIDGE LLC

By:	/S/ HENRIK DAHLBACK
	Name:	Henrik Dahlback
	Title:	Director

BANC OF AMERICA SECURITIES LLC

By:	/S/ HENRIK DAHLBACK
	Name:	Henrik Dahlback
	Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/S/ PATRICK W. DOWLING
	Name:	Patrick W. Dowling
	Title:	Director

By:	/S/ STEFAN PARSCH
	Name:	Stefan Parsch
	Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/S/ SEAN MURPHY
	Name:	Sean Murphy
	Title:	Managing Director

By:	/S/ ALEXANDRA BARTH
	Name:	Alexandra Barth
	Title:	Managing Director

Accepted and agreed to as of the date first above written:

PAETEC HOLDING CORP.

By:	/S/ KEITH M. WILSON
	Name:	Keith M. Wilson
	Title:	EVP, Finance & CFO

EXHIBIT A

Project Indigo

$420.0 million Senior Bridge Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached.

PAETEC Holding Corp. (“you”) intends to (i) directly or indirectly, acquire (the “Acquisition”) all or substantially all of the business (including, without limitation, all assets, licenses and related operations) of Cavalier Telephone Corporation and its subsidiaries (collectively, the “Acquired Business”) for a cash purchase price not to exceed the cash purchase price specified in the Acquisition Agreement as in effect on the date hereof and (ii) concurrently with the consummation of the Acquisition, refinance substantially all of the existing indebtedness of the Acquired Business (the “Refinancing”).

The sources of funds needed to effect the Acquisition and the Refinancing and to pay all fees and expenses incurred in connection with the Transaction shall be provided solely through (i) cash on hand and/or borrowings under your existing senior secured revolving credit facility (the “Existing Credit Agreement”) and (ii) either (x) the issuance and sale by you of $420.0 million in aggregate principal amount of senior secured notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement or (y) if and to the extent that you do not issue the Senior Notes in such aggregate amount on or prior to the Closing Date, the incurrence of senior secured loans in an aggregate principal amount equal to the remainder of $420.0 million less the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (x) (the “Senior Bridge Loans”) from one or more lenders under a new senior secured bridge facility (the “Senior Bridge Facility”).

The date on which the Acquisition is consummated and the borrowing is made under the Senior Bridge Facility (or in lieu of borrowing under the Senior Bridge Facility, the issuance of the Senior Notes) is referred to herein as the “Closing Date.”

The transactions described above are collectively referred to herein as the “Transaction.”

A-1

EXHIBIT B

Project Indigo

$420.0 million Senior Bridge Facility

Summary of Principal Terms and Conditions

Borrower:	PAETEC Holding Corp., a Delaware corporation (the “Borrower”).

Agents:	One of the Agents (as determined by the Agents), acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Administrative Agent”) and one of the Agents (as determined by the Agents) will act as syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other lenders (together with Banc of America Bridge and DBCI, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Joint Lead Arrangers and Book-Running Managers:	BAS and DBSI will act as joint lead arrangers and joint book-running managers for the Senior Bridge Facility (the “Joint Lead Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior secured bridge loans in an aggregate principal amount of up to $420.0 million (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of any Senior Notes issued on or prior to the Closing Date and cash on hand and/or borrowings under the Borrower’s existing credit facilities, to (a) finance the Acquisition and the Refinancing and (b) pay the Transaction Costs.

Availability:	The full amount of the Senior Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and future guarantor of the Borrower’s existing 8 7/8% Senior Secured Notes due 2017 (the “Existing Notes”) will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior secured basis.

Security:	All amounts owing under the Senior Bridge Facility (and all obligations under the Guarantees) will be secured by a first priority perfected security interest in such assets that constitute collateral for the Existing Notes (the “Collateral”).

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security interests required pursuant to the immediately preceding paragraph shall be in the form applicable to the Existing Notes and shall effectively create first priority security interests in the property purported to be covered thereby (secured on a pari passu basis with the Existing Notes and the Existing Credit Agreement on the terms set forth in the existing intercreditor agreement applicable thereto (the “Intercreditor Agreement”)).

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to Funds Certain Provisions.

Interest Rates:	The Senior Bridge Loans shall bear interest at a fixed annual interest rate (the “Interest Rate”) equal to the then applicable Cap (as defined in the Fee Letter).

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	In the case of a payment default or bankruptcy default, the Interest Rate on overdue amounts shall be increased by 2.0% per annum.

Conversion and Maturity:	Any outstanding amount under the Senior Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined “Conditions to Conversion” on Annex B-1, to a senior secured term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years from the Conversion Date (as defined in Annex B-I).

Mandatory Prepayments:

The Borrower will prepay the Senior Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following (subject to customary exceptions to be agreed): (i) the net proceeds from the issuance of any equity securities of the Borrower (other than issuances of equity securities pursuant to any plan for the benefit of directors, employees or sales agents of the Borrower or any of its subsidiaries), (ii) the net proceeds from any indebtedness incurred by the Borrower or any of the Borrower’s subsidiaries (other than in connection with Excluded Financings) and (iii) the net proceeds from asset sales (including insurance and condemnation events, subject to reinvestment of such proceeds in amounts to be agreed upon) by the Borrower or any of the Borrower’s subsidiaries.

Voluntary Prepayments:	The Senior Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Change of Control:	In the event of a Change of Control (to be defined in the Senior Bridge Loan Documents (as defined below) in a manner consistent with the Existing Notes), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Senior Bridge Loans, without premium or penalty, together with accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part in compliance with applicable law to any third parties (other than a Disqualified Lender) with the prior written consent of the Administrative Agent. In addition, each of the Committing Parties may share its commitment with any third party (other than a Disqualified Lender).

Conditions Precedent to Borrowing:	Those conditions precedent set forth in Section 5 of the Commitment Letter and on Exhibit C to the Commitment Letter.

Representations and Warranties:	Substantially similar to those in Existing Credit Agreement, with modifications to reflect transactions of this type.

Covenants:	Customary for publicly traded high yield securities and will include a covenant for the Borrower to use its commercially reasonable efforts to refinance the Senior Bridge Facility with the proceeds of a permanent financing as promptly as practicable following the Closing Date. Further, during the term of the Senior Bridge Loans, the covenants will be more restrictive than the covenants applicable to the Senior Extended Term Loans and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences, restricted payments and certain other corporate transactions as are customary for such financings.

Events of Default:	Substantially similar to those in Existing Credit Agreement.

Voting:	Substantially similar to those in Existing Credit Agreement.

Expenses and Indemnification:	The documentation for the Senior Bridge Loan Documents will contain customary reimbursement for fees and expenses and indemnities for the Administrative Agent, the Joint Lead Arrangers, the Bridge Lenders and their respective affiliates’ employees, officers and agents as reasonably determined by the Joint Lead Arrangers (including, without limitation, for customary gross-up protection for the Bridge Lenders against any applicable tax withholding and for all reasonable costs and expenses of the Bridge Lenders incurred after the occurrence, and during the continuance of, an event of default under the Senior Bridge Loan Documents), not inconsistent with any express terms of the Commitment Letter or the Term Sheets unless agreed to by the Borrower, other than as a result of such person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

Governing Law:	New York.

Counsel to the Administrative Agent	White & Case LLP.

and the Joint Lead Arrangers:

ANNEX B-I

Senior Extended Term Loans

Borrower:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Security:	Same as Senior Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior secured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrower to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the definitive documents for the Senior Bridge Loans and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest at the rate equal to the Cap in effect on the Conversion Date.

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Senior Extended Term Loans and others to be agreed.

Conditions to Conversion:

One year after the Closing Date, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Senior Bridge Facility) of the Borrower or any of its subsidiaries in excess of $20.0 million for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, any outstanding Senior Bridge Loans shall convert

B-I-1

into the Senior Extended Term Loans; provided, however, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Loan Documents has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

B-I-2

ANNEX B-II

Senior Exchange Notes

Issuer:	Same as Senior Extended Term Loans.

Exchange Notes:	At any time and from time to time, each lender of Senior Extended Term Loans shall have the option to exchange, in whole or in part, its Senior Extended Term Loans for senior secured exchange notes (the “Senior Exchange Notes”).

Guarantees:	Same as Senior Extended Term Loans.

Security:	Same as Senior Extended Term Loans.

Maturity Date:	Seven years from the Conversion Date.

Interest Rate; Redemption:	Each Senior Exchange Note will bear interest at the rate in effect on the Senior Extended Term Loans for which it is exchanged. The Senior Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (unless the maturity date thereof shall be six years from the Conversion Date, in which case the Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date), and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon, declining ratably to par on the date that is one year prior to maturity of the Senior Exchange Notes. In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Senior Exchange Notes may be redeemed from proceeds of a qualifying equity offer by the Borrower at a redemption price equal to par plus the coupon and accrued and unpaid interest to the redemption date. The Senior Exchange Notes will provide for mandatory repurchase offers substantially similar to those in Existing Notes.

Offer to Repurchase Upon a Change of Control:	Substantially similar to those in Existing Notes

Defeasance and Discharge Provisions:	Substantially similar to those in Existing Notes

Modification:	Substantially similar to those in Existing Notes

Registration Rights:	Substantially similar to those in Existing Notes

Covenants:	Substantially similar to those in Existing Notes, with such changes as the Agents reasonably deem necessary to resell the Senior Exchange Notes in light of the then prevailing market

B-II-1

conditions.

Events of Default:	Substantially similar to those in Existing Notes

B-II-2

EXHIBIT C

Project Indigo

$420.0 million Senior Bridge Facility

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The borrowing under the Senior Bridge Facility shall be subject to the following additional conditions precedent:

1.    The Agents’ commitments under the Senior Bridge Facility will be subject to the execution and delivery of definitive Senior Bridge Loan Documents, consistent with the terms of the Commitment Letter and the Term Sheets, in each case prepared by counsel to the Agents, and otherwise usual and customary for transactions of this type in light of the then market conditions, except to the extent otherwise agreed in the Commitment Letter and the Term Sheets.

2.    The definitive merger agreement relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto) (collectively, the “Acquisition Agreement”) shall be in full force and effect. Concurrently with the funding under the Senior Bridge Facility, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and the Borrower shall not have consented to any action which would require the consent of the Borrower under the Acquisition Agreement, in each case, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Bridge Lenders, in their capacities as lenders, in any material respect (it being understood that any change in the purchase price or in the third-party beneficiary rights applicable to the Bridge Lenders is material and adverse to the Bridge Lenders), in any such case without the prior written consent of the Agents.

3.    After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries shall have no outstanding preferred equity, indebtedness for borrowed money or capitalized lease obligations, except for indebtedness incurred pursuant to the (i) the Senior Notes and/or the Senior Bridge Facility, (ii) the Existing Notes, (iii) the $300.0 million in aggregate principal amount of the Borrower’s existing 9.5% senior notes due 2015, (iv) the Borrower’s Existing Credit Agreement, (v) such other existing indebtedness, if any, as shall be permitted by the Borrower’s Existing Credit Agreement and (vi) such other indebtedness of the Acquired Business, if any, as shall then be outstanding to the extent permitted under the Acquisition Agreement as in effect on the date hereof in an aggregate amount not to exceed $5.0 million.

4.    The Guaranties, Security Agreements and Intercreditor Agreement required by the Senior Bridge Facility Term Sheet shall have been executed and delivered and, subject to the Funds Certain Provisions, the Bridge Lenders shall have a first priority perfected security interest

C-1

in all assets of the Borrower and the Guarantors as, and to the extent, required by the Senior Bridge Facility Term Sheet.

5.    The Bridge Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York and FCC counsel), (2) a solvency certificate, in form and substance reasonably satisfactory to the Agents, from the chief financial officer of the Borrower certifying that after giving effect to the Transaction, the Borrower and its subsidiaries, on a consolidated basis, are solvent and (3) other customary closing and corporate documents, resolutions, certificates, instruments, lien searches and deliverables.

6.    The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the three fiscal years of the Acquired Business ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for each fiscal quarter of each of the Borrower and the Acquired Business ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (3) pro forma consolidated financial statements of the Borrower and its subsidiaries (including the Acquired Business) to the extent required by and meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), for the types of registration statements the Borrower is qualified to file (as if such a registration statement for a debt issuance of the Borrower became effective on the Closing Date) and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period and (4) detailed projected consolidated financial statements of the Borrower and its subsidiaries for at least the five fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Borrower.

7.    The Borrower shall have engaged one or more investment banks satisfactory to the Joint Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes and shall ensure that (a) the Investment Bank and the Joint Lead Arrangers each shall have received, not later than 20 business days prior to the Closing Date, a customary draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Notes, in each case, which contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in the procedures specified by the American Institute of Certified Public Accountants in AU722) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X unless otherwise agreed), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes (subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary “comfort” (including customary “negative assurance” comfort) from

C-2

independent accountants in connection with the offering of the Senior Notes (and the Borrower shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Notes were issued, a draft thereof) and (b) the Investment Bank shall have been afforded a period of at least 20 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Senior Notes with qualified purchasers thereof (provided that (i) the period from and including November 22, 2010 to and including November 26, 2010 and (ii) the period from and including December 20, 2010 to and including December 31, 2010 shall not be included in determining such 20 consecutive business day period).

8.    The Borrower shall have use commercially reasonable efforts to obtain (i) ratings for the Senior Notes (of any level) and (ii) a public corporate rating and public corporate family rating of the Borrower, as applicable, (of any level), in each case from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor’s Services, Inc. (“Moody’s”).

9.    The Borrower shall have complied with all terms of the Fee Letter to be complied with on or before the Closing Date. All legal fees and expenses and other compensation contemplated hereby, payable to each Agent and the Bridge Lenders, and all costs, fees and expenses otherwise payable in respect of the Transaction, shall have been paid to the extent due.

10.    The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

C-3